Item 77I

Parametric Absolute Return Fund
Effective on March 1, 2013, Class A shares and Class I shares of the Fund were renamed Investor Class and Institutional Class, respectively. The terms of these share classes are described in the Fund's prospectus and statement of additional information, which are incorporated herein by reference.